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                                                                      EXHIBIT 20


[COLUMBIA/HCA LOGO]
                                                     NEWS
--------------------------------------------------------------------------------
                                                     FOR IMMEDIATE RELEASE

INVESTOR CONTACT                                     MEDIA CONTACT
Mark Kimbrough:   615-344-2688                       Jeff Prescott: 615-344-5708



                     COLUMBIA/HCA REPORTS THIRD QUARTER 1999
                     EPS FROM CONTINUING OPERATIONS OF $0.27
                          EXCLUDING NON-RECURRING ITEMS


          SAME FACILITY REVENUE PER EQUIVALENT ADMISSION INCREASES 3.8%
                     SAME FACILITY ADMISSIONS INCREASES 2.0%

NASHVILLE, TENN., OCTOBER 25, 1999 - Columbia/HCA Healthcare Corporation (NYSE:
COL) today announced operating results for the third quarter and nine months ended September 30, 1999.

         For the third quarter of 1999, revenues totaled $3.9 billion compared to $4.6 billion in the third quarter of 1998. This decline in revenues reflects the sale or spin-off of approximately 100 hospitals and more than 20 ambulatory surgery centers since September 30, 1998. Net income from continuing operations, excluding restructuring of operations and investigation related costs, totaled $155 million or $0.27 per diluted share for the third quarter of 1999, compared to $131 million or $0.20 per diluted share in the third quarter of 1998. Net income for the third quarter of 1999 totaled $138 million or $0.24 per diluted share, compared to $146 million or $0.22 per diluted share in the third quarter of 1998.





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         For the quarter ended September 30, 1999, same facility revenues increased 5.8 percent while same facility revenue per equivalent admission increased 3.8 percent. Same facility admissions for the Company's hospitals increased by 2.0 percent during the quarter.

         Revenues for the nine months ended September 30, 1999, totaled $12.7 billion compared to $14.3 billion in the first nine months of 1998. Net income from continuing operations, before gains on sales of facilities, impairment of long-lived assets and restructuring of operations and investigation related costs, totaled $608 million or $1.02 per diluted share in the first nine months of 1999, compared to $563 million or $0.87 per diluted share for the nine months ended September 30, 1998. Net income totaled $566 million or $0.95 per diluted share in 1999, versus $421 million or $0.65 per diluted share in 1998.

         Several factors continue to adversely affect the Company's financial results during the first nine months of 1999. These factors include reduced Medicare reimbursement mandated by the Balanced Budget Act of 1997; increased supply expense due to the increasing costs of new technology and pharmaceuticals; and increased bad debt expense.

         As of September 30, 1999, the Company operated 214 hospitals and 84 ambulatory surgery centers (including 12 hospitals and 3 ASCs owned through 50/50 equity joint ventures), compared to 318 hospitals and 108 ambulatory surgery centers (including 24 hospitals and 5 ASCs owned through equity joint ventures) at September 30, 1998.

         The Company sold 3 hospitals and certain investments in other non-core assets during the third quarter of 1999 for approximately $131 million, net of tax.




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

     At September 30, 1999, the Company's balance sheet reflected total debt of approximately $6.5 billion, stockholders' equity of approximately $5.5 billion and total assets of approximately $16.6 billion. Capital expenditures for the quarter totaled approximately $246 million. The Company's total debt-to-capital ratio was 51 percent at September 30, 1999, compared to 45 percent at September 30, 1998.

                                      * * *

This press release contains forward-looking statements based on current management expectations. Numerous factors including: (i.) the outcome of the known and unknown governmental investigations and litigation involving the Company's business practices, (ii.) possible changes in the Medicare program that may further limit reimbursements to health care providers and insurers, (iii.) the complexity of integrated computer systems and the success and expense of the remediation efforts of the Company and relevant third parties in achieving Year 2000 readiness, and (iv.) the ability to enter into managed care provider arrangements on acceptable terms, and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "Columbia/HCA" as used throughout this document refer to Columbia/HCA Healthcare Corporation and its affiliates.



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                      Columbia/HCA Healthcare Corporation
                    Consolidated Operating Results Summary
               (Dollars in millions, except per share amounts)

                                                                         For the Nine Months
                                                 Third Quarter           Ended September 30,
                                             ----------------------    ----------------------
                                                1999         1998         1999         1998
                                             ---------    ---------    ---------    ---------
Revenues                                     $   3,899    $   4,579    $  12,715    $  14,261

EBITDA (a)                                   $     655    $     682    $   2,239    $   2,379

Net income:
 Income from continuing operations,
   excluding gains on sales of facilities,
   impairment of long-lived assets
   and restructuring of operations
   and investigation
   related costs                             $     155    $     131    $     608    $     563
 Gains on sales
   of facilities
  (net of tax)                                      --          242          151          242
 Impairment of long
  -lived assets
  (net of tax)                                      --         (197)        (131)        (197)
 Restructuring of
  operations and
  investigation
  related costs
  (net of tax)                                     (17)         (13)         (62)         (53)
 Discontinued operations:
      Loss from operations
      of discontinued
      businesses
         (net of tax)-                              --          (17)          --          (61)
      Loss on disposal
      of discontinued
      businesses
         (net of tax)-                              --           --           --          (73)
                                             ---------    ---------    ---------    ---------
         Net income                          $     138    $     146    $     566    $     421
                                             =========    =========    =========    =========



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

Diluted earnings per share
 Income from continuing operations,
   excluding gains on sales of facilities,
   impairment of long-lived assets and
   restructuring of operations and
   investigation
   related costs                             $    0.27    $    0.20    $    1.02    $    0.87
 Gains on sales
   of facilities
  (net of tax)                                      --         0.38         0.25         0.38
 Impairment of long
  -lived assets                                     --        (0.31)       (0.22)       (0.31)
 Restructuring of
  operations and
  investigation
  related costs                                  (0.03)       (0.02)       (0.10)       (0.08)
 Discontinued operations:
      Loss from operations
      of discontinued
        businesses                                  --        (0.03)          --        (0.10)
      Loss on disposal
      of discontinued
        businesses                                  --           --           --        (0.11)
                                             ---------    ---------    ---------    ---------
         Net income                          $    0.24    $    0.22    $    0.95    $    0.65
                                             =========    =========    =========    =========

Shares used in computing
  diluted earnings
  per share (000)                              567,789      647,243      598,594      646,734

         (a) EBITDA is defined as income from continuing operations before depreciation and amortization, interest expense, gains on sales of facilities, impairment of long-lived assets, restructuring of operations and investigation related costs, minority interests and income taxes.





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                       Columbia/HCA Healthcare Corporation
                         Consolidated Income Statements
                                  Third Quarter
                 (Dollars in millions, except per share amounts)

                                      1999                 1998
                               ------------------   -------------------
                                Amount      Ratio   Amount       Ratio
Revenues                       $ 3,899      100.0%  $ 4,579      100.0%

Salaries and benefits            1,583       40.6     1,900       41.5
Supplies                           618       15.9       730       15.9
Other operating expenses           733       18.7       914       20.0
Provision for
  doubtful accounts                318        8.2       369        8.1
Equity in earnings
  of affiliates                     (8)      (0.2)      (16)      (0.4)
                               -------      -----   -------      -----
                                 3,244       83.2     3,897       85.1
                               -------      -----   -------      -----
    EBITDA                         655       16.8       682       14.9

Depreciation and
  amortization                     262        6.8       312        6.7
Interest expense                   122        3.1       142        3.1
Gains on sales of
  facilities                        --         --      (537)     (11.7)
Impairment of
  long-lived assets                 --         --       334        7.3
Restructuring of
  operations and
  investigation related
  costs                             24        0.6        21        0.5
                               -------      -----   -------      -----
Income from continuing
  operations before
  minority interests
  and income taxes                 247        6.3       410        9.0

Minority interests in
  earnings of consolidated
  entities                          13        0.3        16        0.4
                               -------      -----   -------      -----
Income from continuing
  operations before
  income taxes                     234        6.0       394        8.6

Provision for income
  taxes                             96        2.5       231        5.0
                               -------      -----   -------      -----
Income from continuing
  operations                       138        3.5       163        3.6

Loss from operations
  of discontinued businesses
     (net of tax benefit)           --         --       (17)      (0.4)
                               -------      -----   -------      -----
     Net income                $   138        3.5   $   146        3.2
                               =======      =====   =======      =====




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
Diluted earnings per share:
  Income from continuing operations,
  excluding gains on sales of
  facilities, impairment of
  long-lived assets and restructuring
  and investigation related
       costs                            $      0.27    $      0.20
         Gains on sales of
           facilities                            --           0.38
  Impairment of long-
       lived assets                              --          (0.31)
  Restructuring of operations
  and investigation related
       costs                                  (0.03)         (0.02)
Loss from operations
  of discontinued
  businesses                                     --          (0.03)
                                        -----------    -----------
  Net income                            $      0.24    $      0.22
                                        ===========    ===========

Shares used in computing diluted
  earnings per
  share(000)                                567,789        647,243





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                       Columbia/HCA Healthcare Corporation
                         Consolidated Income Statements
              For the Nine Months Ended September 30,1999 and 1998
                (Dollars in millions, except per share amounts)

                                           1999                   1998
                                    -------------------    -------------------
                                    Amount        Ratio    Amount       Ratio
Revenues                            $ 12,715      100.0%  $ 14,261      100.0%

Salaries and
  benefits                             5,119       40.3      5,911       41.4
Supplies                               1,994       15.7      2,195       15.4
Other operating
  expenses                             2,451       19.2      2,815       19.7
Provision for doubtful
  accounts                               985        7.8      1,052        7.4
Equity in earnings
  of affiliates                          (73)      (0.6)       (91)      (0.6)
                                    --------      -----   --------      -----
                                      10,476       82.4     11,882       83.3
                                    --------      -----   --------      -----
    EBITDA                             2,239       17.6      2,379       16.7

Depreciation and
  amortization                           836        6.4        932        6.6
Interest expense                         351        2.8        440        3.1
Gains on sales of
  facilities                            (257)      (2.0)      (537)      (3.8)
Impairment of
  long-lived assets                      160        1.3        334        2.3
Restructuring of
  operations and
  investigation related
  costs                                   84        0.7         90        0.6
                                    --------      -----   --------      -----

Income from continuing operations
  before minority interests
  and income taxes                     1,065        8.4      1,120        7.9

Minority interests in
  earnings of consolidated
  entities                                41        0.3         54        0.4
                                    --------      -----   --------      -----
Income from continuing
  operations before
  income taxes                         1,024        8.1      1,066        7.5

Provision for income
  taxes                                  458        3.6        511        3.6
                                    --------      -----   --------      -----
Income from continuing
  operations                             566        4.5        555        3.9

Discontinued operations:
  Loss from operations
  of discontinued businesses
     (net of tax benefit)-                --         --        (61)      (0.4)
  Loss on disposal of
  discontinued businesses
     (net of tax benefit)-                --         --        (73)      (0.5)
                                    --------      -----   --------      -----
  Net income                        $    566        4.5   $    421        3.0
                                    ========      =====   ========      =====



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
Diluted earnings per share:
  Income from continuing operations,
  excluding gains on sales of
  facilities, impairment of
  long-lived assets and restructuring
  and investigation
  related costs                          $      1.02    $      0.87
Gains on sales of
  facilities                                    0.25           0.38
Impairment of long-
  lived assets                                 (0.22)         (0.31)
Restructuring of
  operations and
  investigation related
  costs                                        (0.10)         (0.08)
Discontinued operations:

  Loss from operations
  of discontinued
       businesses                                 --          (0.10)
  Loss on disposal
  of discontinued
       businesses                                 --          (0.11)
                                         -----------    -----------

Net income                               $      0.95    $      0.65
                                         ===========    ===========
Shares used in
computing diluted
earnings per share
       (000)                                 598,594        646,734



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                       Columbia/HCA Healthcare Corporation
                           Consolidated Balance Sheets
                              (Dollars in millions)

                                        September 30,       June 30,       December 31,
                                            1999              1999              1998
                                       -------------     -------------     -------------
ASSETS
Current assets:
  Cash and cash
    equivalents                        $         124     $          83     $         297
  Accounts receivable,
    net                                        1,834             1,821             2,096
  Other                                        1,557             1,480             1,470
                                       -------------     -------------     -------------
       Total current
          assets                               3,515             3,384             3,863

Property and equipment,
  at cost                                     13,955            13,764            15,644
Accumulated
  depreciation                                (5,650)           (5,536)           (6,195)
                                       -------------     -------------     -------------
                                               8,305             8,228             9,449
Investments of insurance
  subsidiary                                   1,545             1,578             1,614
Investments in and
  advances to affiliates                         617               793             1,275
Intangible assets, net of accumulated
  amortization                                 2,481             2,523             2,910
Other                                            164               144               318
                                       -------------     -------------     -------------
                                       $      16,627     $      16,650     $      19,429
                                       =============     =============     =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                     $         608     $         629     $         784
  Other current
    liabilities                                1,531             1,456             1,707
  Long-term debt
    due within one year                        1,010               942             1,068
                                       -------------     -------------     -------------
      Total current
         liabilities                           3,149             3,027             3,559

Long-term debt                                 5,522             5,718             5,685
Professional liability
  risks, deferred taxes
  and other liabilities                        1,679             1,703             1,839
Minority interests in
  equity of consolidated
  entities                                       768               768               765
Stockholders' equity                           5,509             5,434             7,581
                                       -------------     -------------     -------------
                                       $      16,627     $      16,650     $      19,429
                                       =============     =============     =============


Current ratio                                   1.12              1.12              1.09
Ratio of debt to debt
  plus common and
  minority equity                               51.0%             51.8%             44.7%
Shares Outstanding:
                                         563,282,000       564,038,500       642,578,300

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                       Columbia/HCA Healthcare Corporation
                              Operating Statistics


                                                                For the Nine Months
                                       Third Quarter            Ended September 30,
                                 ------------------------    -------------------------
                                    1999          1998          1999           1998
                                 ----------    ----------    ----------    -----------
Consolidated Hospitals:
 Number of Hospitals                    202           294           202            294
 Weighted Average
    Licensed Beds                    43,511        59,396        47,451         60,286
 Licensed Beds at
    End of Period                    43,461        57,521        43,461         57,521

 Admissions                         370,500       459,700     1,243,700      1,443,300
  Same Facility Change                  2.0%                        2.2%
 Equivalent
    Admissions                      557,900       705,100     1,858,100      2,195,200
  Same Facility Change                  1.9%                        2.1%
 Revenue per Equivalent
    Admission                    $    6,988    $    6,494    $    6,843    $     6,496
  Same Facility Change                  3.8%                        2.2%

 Patient Days                     1,812,800     2,246,100     6,155,400      7,185,500
 Equivalent
    Patient Days                  2,729,900     3,445,900     9,196,100     10,929,200

 Emergency Room
    Visits                        1,091,000     1,400,400     3,651,100      4,228,100

 Outpatient Revenues
    as a Percentage
    of Patient
    Revenues                           38.8%         39.3%         38.9%          38.4%
 Surgery Cases                      322,600       403,100     1,048,500      1,298,300
 Average Length
    of Stay                             4.9           4.9           5.0            5.0

 Occupancy                             45.3%         41.1%         47.5%          43.7%
 Equivalent Occupancy                  68.2%         63.1%         71.0%          66.5%

Number of Consolidated and
Non-Consolidated (50/50 Equity
Joint Ventures) Hospitals:

 Consolidated                           202           294           202            294
 Non-Consolidated
    (50/50 Equity
    Joint Ventures)                      12            24            12             24
                                 ----------    ----------    ----------    -----------
 Total Number of
    Hospitals                           214           318           214            318
                                 ==========    ==========    ==========    ===========




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